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                                                                    Exhibit 10.2

[LETTERHEAD OF NCR]




August 5, 1998                                         PERSONAL AND CONFIDENTIAL
                                                       -------------------------


Mr. David Bearman
5350 Reserve Drive
Dublin, Ohio
43017

Dear David:

I am pleased to extend to you an offer of employment with NCR Corporation. The following information confirms the details of our offer:

       Job Title:       Senior Vice President and Chief Financial Officer
       Job Band:        Band I
       Reports to:      Lars Nyberg, Chairman and CEO
       Work Location:   Dayton, Ohio
       Effective Date:  as mutually agreed

     Annual Base Salary - Your base salary will be $400,000, commencing as of your effective start date. You will be paid on a bi-weekly pay schedule, one week in arrears. Your paycheck will be automatically deposited in the bank of your choice via our convenient Easipay plan.

     Sign-On Bonus - You will be extended a $300,000 gross sign-on bonus within thirty days of your effective start date. All applicable taxes will be withheld from this award. Your sign-on bonus will not be treated as compensation for purposes of determining employee pensions and benefits.

     Incentive Award - You will be eligible to participate in the Management Incentive Plan (MIP) which provides year-end incentive awards based on the success of NCR in meeting annual performance objectives. For 1998, you will be eligible to receive a pro-rated MIP award based on the objectives already established for your position, which are a profit measure (50%), revenue growth (30%) and individual leadership measures (20%). For your position, the targeted incentive opportunity for 1998 is 50% of your salary and the maximum award is 100% of your salary. The incentive is payable in March of the following year.
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David Bearman
August 5, 1998
page 2


Equity Awards-
-------------

  Stock Options - You will be eligible to participate in the NCR Management Stock Option Program. You will receive an initial stock option grant, as of your effective start date, for that number of whole shares of NCR common stock determined by dividing $3,275,000 by the fair market value of one share of the Company's common stock on your first date of employment. These options will be subject to terms and conditions determined by the NCR Board of Directors. Future grants are discretionary and set annually by the Board of Directors. These stock options include a non-competition provision and vest as follows:

 Initial Vesting Date - 1-year anniversary of start date - 1/3 of the grant Next Vesting Date - 2-year anniversary of start date - 1/3 of the grant Final Vesting Date - 3-year anniversary of start date - 1/3 of the grant

 Restricted Stock - You will receive a special restricted stock grant, as of your effective start date, of that number of whole shares of NCR common stock determined by dividing $2,000,000 by the fair market value of one share of the Company's common stock on your first date of employment. These shares will be set up in a record account in your name with NCR's Transfer Agent and Stock Registrar (Boston Equiserv), and will vest (become transferable) over four years as follows:

 Initial Vesting Date - 1-year anniversary of start date - 1/4 of awarded shares Next Vesting Date - 2-year anniversary of start date - 1/4 of awarded shares Next Vesting Date - 3-year anniversary of start date - 1/4 of awarded shares Final Vesting Date - 4-year anniversary of start date - 1/4 of awarded shares

In addition, the restricted stock will vest in full in the event of a Company initiated termination other than for "cause" (defined in the same manner as in the NCR Change-in-Control Severance Plan for Executive Officers, which definition is attached to this letter). The restricted stock will be subject to other terms and conditions determined by the NCR Board of Directors, including a non-competition provision.

Incentives in General- For an officer in your position, short and long-term incentives at NCR currently take the form of the MIP and stock options. Since these incentives are designed to address the conditions of an ever changing marketplace, NCR cannot make any definitive representations concerning the continuation of either program or the size of the individual awards. Although we cannot make a commitment about future stock option awards, given past awards for this position and current expectations, we would anticipate that the award of stock options would have an approximate face value of $1.5 million. As I know you appreciate, any actual award will be as finally determined by NCR's Compensation Committee of the Board of Directors.

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David Bearman
August 5, 1998
page 3


     Vacation - In recognition of your prior work experience, you will be eligible for four weeks of paid vacation.

     NCR Benefits - On your first day of employment with NCR, the company provides you and your eligible dependents with the following core benefit coverage at no cost:

          NCR Health Care Coverage (80/20 Plan)
          NCR Dental Care Coverage
          Short-Term and Long-Term Disability Coverages
          Life Insurance Coverage
          Accidental Death and Dismemberment Insurance Coverage

     As a new employee of NCR, you have the opportunity to design your own personalized benefit program through Personal Choice, the company's flexible benefits program. After your employment commences, you will receive the NCR Benefits Information Package, and a Benefit representative will meet with you to guide you through any questions you may have.

     Additionally, you will be eligible to participate in the NCR Pension Plan, the NCR Savings Plan (401k), and the NCR Stock Purchase Plan. The attached Benefits Overview provides more information about NCR benefits.

     Retirement - In addition to your participation in the NCR Pension Plan (qualified plan), as a Band I employee, you will also participate in the following nonqualified pension plans:

     The Retirement Plan for Officers of NCR Corporation (SERP II)- The plan, which is described in more detail in the attached summary, provides a career average pension of 2.5% of the total of your base salary, and MIP award, times your years of service as an Officer and less pension accrued as an Officer in other NCR sponsored plans.

     The NCR Mid-Career Hire Supplemental Pension Plan- This plan, described in more detail in the attached summary, provides a pension supplement to make up for lost pension that could result from not having a "full career" with one company. This pension supplement is in addition to the SERP II benefit.

     Financial Counseling - You will be eligible to participate in a financial counseling program provided through one of three consulting firms designated by the Company. The Company will pay up to $8,000 annually for financial planning, estate planning and tax preparation plus a gross-up for the tax impact of this service. Further information on this program will be provided separately.

     Relocation - You will be eligible for relocation benefits under NCR's Relocation Policy under Tier II Benefits. A copy of the NCR Relocation Policy is enclosed.

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David Bearman
August 5, 1998
page 4


     Change in Control - You will participate in NCR's current Change in Control Severance Plan for Executive Officers. A copy of the plan is included as an attachment to this letter.

This letter reflects the entire agreement regarding the terms and conditions of your employment. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject. This letter is not an employment contract and should not be construed or interpreted as containing any guarantee of continued employment. The employment relationship at NCR is by mutual consent ("Employment-At-Will"). This means that managers have the right to terminate their employment at any time and for any reason. Likewise, the Company reserves the right to discontinue your employment with or without cause at any time and for any reason. Also, this offer is contingent upon completion of full reference checks.

David, we are enthusiastic about your contributions, experience and vision you bring to NCR's Leadership Team. NCR is positioned well in our market to be exceedingly successful and I personally would like to extend this opportunity to be a part of my Leadership Team.

If you have any questions concerning the details of the appointment, please feel free to contact me or Jon Hoak.

Sincerely,

/s/ Lars Nyberg

Lars Nyberg, Chairman & CEO
NCR Corporation


  /s/ David Bearman                  August 5, 1998
---------------------             -------------------
Agreed and Accepted                       Date
David Bearman

pc:    Jon Hoak
       W. Buiter

Attachments:  Benefits Overview
              Summary of SERP II
              Summary of Mid-Career Hire Plan
              NCR Relocation Policy
              Definition of "Cause"
              Change in Control Plan for Executive Officers